Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-167746) pertaining to The 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies of CVS Caremark Corporation of our report dated June 30, 2014, with respect to the financial statements and schedule of The 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 30, 2014